Exhibit 10.1
PURCHASE AND SALE AGREEMENT
BETWEEN
NORTEX MINERALS, L.P., PETRUS INVESTMENT, L.P.,
PETRUS DEVELOPMENT, L.P., AND PEROT INVESTMENT PARTNERS, LTD.
AS SELLER
AND
QUICKSILVER RESOURCES INC.
AS PURCHASER
Executed on July 3, 2008

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EXHIBITS

Exhibit A	Leases

Exhibit A-1	Wells and Units/Allocated Values

Exhibit B	Conveyance Form

SCHEDULES

Schedule 1.2(f)	Cartwright Leases

Schedule 5.8	Taxes and Assessments

Schedule 5.9	Contracts

Schedule 6.4(b)	Conflicts

Schedule 9.3(a)	Closing Payment Allocation and Seller’s Account Information

Schedule 9.3(e)	Stock Component Allocation

DEFINITIONS
“actual knowledge” has the meaning set forth in Section 5.1(a).
“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.
“Adjustment Period” has the meaning set forth in Section 2.2(a).
“Adverse Environmental Condition” means any contamination or condition exceeding regulatory limits and not otherwise authorized by permit or Law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any lands covered by Leases or the Cartwright Leases, or the migration or transportation from other lands to any lands covered by Leases or the Cartwright Leases, of any Hazardous Materials that require Remediation at the Effective Time pursuant to any Laws, including, but not limited to, Environmental Laws, or that require Remediation under the terms of any Leases or the Cartwright Leases.
“Affiliates” with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person.
“Aggregate Benefit Deductible” has the meaning set forth in Section 3.4(h).
“Aggregate Title Deductible” has the meaning set forth in Section 3.4(j).
“Agreed Interest Rate” means simple interest calculated at the rate of four percent (4%) per annum.
“Agreement” means this Purchase and Sale Agreement.
“Allocated Value” has the meaning set forth in Section 3.4(a).
“Assessment” has the meaning set forth in Section 4.1.
“Assumed Seller Obligations” has the meaning set forth in Section 11.3.
“Audited Special Financial Statements” has the meaning set forth in Section 7.9(c).
“Barnett Shale Formation” means the interval from the stratigraphic equivalent of the top of the Barnett Shale Formation to the stratigraphic equivalent of the base of the Barnett Shale Formation, as found in the Alliance D-1 Well (API #42-121-32247) located in the Greenberry Overton Survey, A-972, Denton County, Texas. The top and base of the Barnett Shale Formation were found at the measured depth of 7172 feet and 7566 feet, respectively, in the referenced well.
“Business Day” means each calendar day except Saturdays, Sundays and federal holidays.
“Cartwright Leases” has the meaning set forth in Section 1.2(f).
“Cash Component” has the meaning set forth in Section 2.1(a).

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“Claim” or “Claims” has the meaning set forth in Section 11.4(a).
“Claim Notice” has the meaning set forth in Section 11.5(b).
“Closing” has the meaning set forth in Section 9.1(a).
“Closing Date” has the meaning set forth in Section 9.1(b).
“Closing Payment” has the meaning set forth in Section 9.4(a).
“Code” has the meaning set forth in Section 7.7(b).
“Confidentiality Agreement” has the meaning set forth in Section 7.1.
“Conveyance” has the meaning set forth in Section 3.1(b).
“Cure Period” has the meaning set forth in Section 3.4(c).
“Damages” has the meaning set forth in Section 12.1(a).
“Defensible Title” has the meaning set forth in Section 3.2(a).
“Deposit” has the meaning set forth in Section 2.3.
“DTPA” has the meaning set forth in Section 11.9(a).
“Effective Time” has the meaning set forth in Section 1.4(a).
“Environmental Laws” means, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.
“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Royalties prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Royalties prior to the Effective Time.
“Exchange Act” has the meaning set forth in Section 6.12.
“Excluded Assets” has the meaning set forth in Section 1.3.
“Excluded Seller Obligations” has the meaning set forth in Section 11.3.
“Expansion Agreement” means that certain Exploration and Participation Agreement (Expansion Area) Tarrant and Denton Counties, Texas, dated January 1, 2005, by and among Chief Oil & Gas LLC, Chief Holdings LLC and Nortex Minerals, L.P., as amended.
“Form S-3” has the meaning set forth in Section 12.1(b).
“GAAP” means United States generally accepted accounting principals consistently applied.
“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
“Hazardous Materials” means wastes, pollutants, contaminants, hazardous materials, hazardous wastes and any other materials or substances subject to regulation relating to the protection of the environment, human health or worker safety.
“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.
“Imbalance” or “Imbalances” means over deliveries or under deliveries with respect to Royalties, regardless of whether such over deliveries or under deliveries arise at the pipeline, gathering system, transportation or other location.
“Indemnified Party” has the meaning set forth in Section 11.5(a).
“Indemnifying Party” has the meaning set forth in Section 11.5(a).
“Indemnity Claim” has the meaning set forth in Section 11.5(b).
“Individual Benefit Threshold” has the meaning set forth in Section 3.4(h).
“Individual Title Deductible” has the meaning set forth in Section 3.4(j).
“Invasive Activity” has the meaning set forth in Section 4.1.

“Laws” means all statutes, laws, rules, regulations, ordinances, orders and codes of Governmental Bodies.
“Leases” has the meaning set forth in Section 1.2(a).
“Material Adverse Effect” means any effect that, when taken together with all other effects, is reasonably expected to have a material and adverse effect on the ownership, operation or value of the Royalties, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.
“Net Revenue Interest” has the meaning set forth in Section 3.2(a)(i).
“NORM” means naturally occurring radioactive material.
“Option Leases” means oil and gas leases granted by any Seller pursuant to the Expansion Agreement.
“Permitted Encumbrances” has the meaning set forth in Section 3.3.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Preference Right” means any right or agreement that enables any Person to purchase or acquire the Royalties or any portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of the Royalties or any portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
“Property Costs” has the meaning set forth in Section 1.4(b).
“Purchase Price” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the preamble of this Agreement.
“Purchaser Indemnitees” shall mean Purchaser, Purchaser’s Affiliates and Purchaser’s contractors and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“Purchaser SEC Reports” has the meaning set forth in Section 6.12.
“Records” has the meaning set forth in Section 1.2(d).
“Reference Lease” means the oil and gas lease, as amended, from Nortex Minerals, L.P. to Chief Holdings LLC dated May 22, 2003 recorded at Volume 17110, Page 0220, Real Estate

Records of Tarrant County, Texas. References in this Agreement to specific provisions in the Reference Lease shall be deemed to also include reference to corresponding provisions (whether or not numbered or worded the same), if any, in each of the other Leases, as they may have been amended, and in any Option Lease.
“REGARDLESS OF FAULT” has the meaning set forth in Section 11.4(a).
“Registration Statement” has the meaning set forth in Section 12.2(a).
“Remediation” or “Remedial Action” means the removal, abatement, response, investigative, cleanup and/or monitoring activities undertaken to address any Adverse Environmental Conditions, or a release of Hazardous Materials, any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems.
“Retained Employee Liabilities” shall mean, collectively, any liabilities of any Seller (i) to employees of any Seller arising under the Worker Adjustment Retraining Notification Act of 1988 (“ERISA”) as a result of actions taken by any Seller prior to the Closing, (ii) arising out of claims by employees of any Seller with respect to events that occur prior to the Closing and that relate to their employment with, or the termination of their employment from, any Seller, (iii) with respect to employees of any Seller arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to, or maintained by, any Seller, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement.
“Royalties” has the meaning set forth in Section 1.2.
“SEC” has the meaning set forth in Section 6.12.
“SEC Rule 144” has the meaning set forth in Section 12.1(c).
“Securities Act” has the meaning set forth in Section 5.19.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Indemnitees” shall mean Seller, Seller’s Affiliates and Seller’s contractors, and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“Seller’s Auditor” has the meaning set forth in Section 7.9(b).
“Shares” has the meaning set forth in Section 5.18.
“Special Financial Statements” has the meaning set forth in Section 7.9(a).
“Stock Component” has the meaning set forth in Section 2.1(a).
“Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.
“Tax Returns” has the meaning set forth in Section 5.8.
“Termination Date” has the meaning set forth in Section 10.1(b).
“Title Arbitrator” has the meaning set forth in Section 3.4(i).
“Title Benefit” has the meaning set forth in Section 3.2(b).
“Title Benefit Amount” has the meaning set forth in Section 3.4(e).
“Title Benefit Notice” has the meaning set forth in Section 3.4(b).
“Title Claim Date” has the meaning set forth in Section 3.4(a).
“Title Defect” has the meaning set forth in Section 3.2(b).
“Title Defect Amount” has the meaning set forth in Section 3.4(d)(i).
“Title Defect Notice” has the meaning set forth in Section 3.4(a).
“Title Defect Property” has the meaning set forth in Section 3.4(a).
“Trading Day” has the meaning set forth in Section 2.1(b).
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of the Royalties or any portion thereof, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein or surface contracts or interests therein, if such consent, filing, notice or action is not required prior to the assignment of such oil and/or gas leases, surface contracts or interests or is customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
“Units” has the meaning set forth in Section 1.2(b).
“Volume Weighted Average Price” has the meaning set forth in Section 2.1(b).
“Wells” means those wells located on the Leases, the Cartwright Leases or Units that are listed on Exhibit A-1 and future projected wells which have been allocated a value on Exhibit A-1.

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PURCHASE AND SALE AGREEMENT
     This Agreement is executed on July 3, 2008, by and between Nortex Minerals, L.P., a Texas limited partnership, Petrus Investment, L.P., a Texas limited partnership, Petrus Development, L.P., a Texas limited partnership, and Perot Investment Partners, Ltd., a Texas limited partnership (collectively, “Seller”), and Quicksilver Resources Inc., a Delaware corporation (“Purchaser”).
RECITALS
     A. Seller owns royalty interests in various oil and gas properties, either of record or beneficially, more fully described in the exhibits hereto.
     B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the royalty interests of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.
     C. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions section hereof.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
PURCHASE AND SALE
     Section 1.1 Purchase and Sale.
     At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Royalties to Purchaser and Purchaser agrees to purchase, accept and pay for the Royalties and to assume the Assumed Seller Obligations attributable to the Royalties.
     Section 1.2 Royalties.
     As used herein, the term “Royalties” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate in and to the following (but excluding the Excluded Assets):
     (a) With respect to all of the oil and gas leases described on Exhibit A, as amended (collectively, the “Leases”) and the Option Leases, Purchaser shall have the rights set forth in the paragraphs of the Reference Lease described below to the extent applicable to the Barnett Shale Formation:

     (i) Paragraph 3 Royalty, except for the termination rights set forth in sub paragraph 3(d);
     (ii) Paragraph 6 Limitations/Options; and
     (iii) Paragraph 8 Pooling.
     In addition, Purchaser shall have concurrent rights with Seller with respect to the following paragraphs in the Reference Lease:
     (1) Paragraph 10 Assignment, to the extent relating to the right to consent to transfers;
     (2) Paragraph 14 Indemnity;
     (3) Paragraph 15 Force Majeure;
     (4) Paragraph 16 Notice;
     (5) Paragraph 18 Waiver;
     (6) Paragraph 19 Law and Venue;
     (7) Paragraph 20 Headings;
     (8) Paragraph 21 Successors and Assigns;
     (9) Paragraph 24 Confidentiality;
     (10) Paragraph 26 Preparation and Approval of Documents;
     (11) Paragraph 27 Survival;
     (12) Paragraph 28 Compliance with Law; and
     (13) Paragraph 30 Non-default/Ratification.
     (b) The Royalties as described in (a) above in or to any pools or units which include any part of any Leases, the Cartwright Leases or Option Leases, including those pools or units shown on Exhibit A-1 (the “Units”);
     (c) All Hydrocarbons produced from or attributable to the Royalties from and after the Effective Time;
     (d) All land files; non-confidential logs; maps relating to the Royalties; division order files; abstracts; title opinions; land surveys; and other books, records, data, files and accounting records, in each case to the extent related to the Royalties, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Royalties (subject to such exclusions, the “Records”);
     (e) The royalty payable under the Oil, Gas and Mineral Lease dated August 12, 1985, by and between Lottie Barton Johnson and Mitchell Energy Corporation, recorded at Volume 8306, Page 1547 of the Deed Records of Tarrant County, Texas, INSOFAR AND ONLY INSOFAR as such royalty is payable in respect of production from the Alliance-Haslet Unit under Unit Agreement dated March 18, 2008, Instrument Number D204212990 Property Records of Tarrant County, Texas; and
     (f) Royalties attributable to the non-executive mineral interests covered by the leases described on Schedule 1.2(f) (the “Cartwright Leases”).
     Section 1.3 Excluded Assets.
     Notwithstanding the foregoing, the Royalties shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):
     (a) all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Royalties), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(d) and copies of any other Records retained by Seller pursuant to Section 1.5;
     (b) all rights to any tax credits and any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;
     (c) with respect to the Leases and the Option Leases, Seller shall have the rights set forth in the paragraphs of the Reference Lease described below:
     (i) Paragraph 1 Granting;
     (ii) Paragraph 2 Primary Term;
     (iii) Paragraph 3(d), to the extent applicable to the termination rights set forth therein;
     (iv) Paragraph 4 Release;
     (v) Paragraph 5 Operations;
     (vi) Paragraph 7 Continuous Development and Partial Termination;
     (vii) Paragraph 9 Removal of Lessee’s Property on Termination;
     (viii) Paragraph 10 Assignment, except to the extent specifically described in Section 1.2(a)(1);

     (ix) Paragraph 11 Seismic Operations;
     (x) Paragraph 12 Surface Use and Protection;
     (xi) Paragraph 13 Environmental;
     (xii) Paragraph 17 No Warranty;
     (xiii) Paragraph 23 Termination;
     (xiv) Paragraph 25 Naming of Wells; and
     (xv) Paragraph 31 Purchase Right.
     (d) all receivables attributable to the Royalties with respect to any period of time prior to the Effective Time;
     (e) all fee mineral interests and rights relating thereto, including, but not limited to, the right to receive all bonus payments under the Leases and additional leases, if any;
     (f) all rights, titles, claims and interests of Seller or any Affiliate of Seller to or under any policy or agreement of insurance or any insurance proceeds;
     (g) any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller; and
     (h) a nonexclusive right for Seller (but no other Person) to retain a copy and freely use logs, maps, engineering data and reports, reserve studies and evaluations, and other data and information being transferred as a part of the Royalties.
     Section 1.4 Effective Time; Proration of Costs and Revenues.
     (a) Subject to Section 1.5, possession of the Royalties shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Royalties shall be transferred effective as of 7:00 A.M., Central Daylight Time, on April 1, 2008 (the “Effective Time”), as described below.
     (b) Purchaser shall be entitled to the Royalties attributable to all Hydrocarbon production from or attributable to the Barnett Shale Formation and the Leases and Units at and after the Effective Time (and all products and proceeds attributable thereto), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Seller shall be entitled to the Royalties attributable to all Hydrocarbon production from or attributable to the Leases, the Cartwright Leases and Units prior to the Effective Time (and all products and proceeds attributable thereto), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards. “Property Costs” means all costs attributable to the ownership and operation of the Royalties (including without limitation costs of insurance and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership of the Royalties or the production of Hydrocarbons therefrom, but excluding any other Taxes). For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto) under this Section 1.4, Hydrocarbons shall be deemed to be “from or attributable to” the Leases, the Cartwright Leases, Units and Wells when they pass through the meters at the production facilities for each Well. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings are not available. Seller shall provide to Purchaser, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment (as defined in Section 9.4(a)). Taxes and other Property Costs, if any, that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.
     Section 1.5 Delivery and Maintenance of Records.
     (a) Seller, at Seller’s sole cost and expense, shall deliver the Records to Purchaser within thirty (30) days following Closing. Seller may retain copies of any Records.
     (b) Purchaser, for a period of seven (7) years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates and their respective officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying for legitimate business reasons at Seller’s expense, and (iii) provide Seller, its Affiliates and their respective officers, employees and representatives with reasonable access, during normal business hours, to materials received or produced after Closing relating to any Indemnity Claim made under Section 11.4 of this Agreement for review and copying at Seller’s expense.
ARTICLE 2
PURCHASE PRICE
     Section 2.1 Purchase Price.
     (a) The purchase price for the Royalties (the “Purchase Price”) shall consist of (i) Three Hundred Six Million Eight Hundred Twenty Six Thousand Six Hundred Thirty Eight Dollars ($306,826,638) in cash (the “Cash Component”) and (ii) a number of shares of Purchaser Common Stock having a value of Ninety Four Million Five Hundred Fifty Six Thousand Dollars ($94,556,000) as determined in accordance with Section 2.1(b) (the “Stock Component”), in each case as adjusted as provided in Section 2.2.

     (b) The number of shares of Purchaser Common Stock to which the Seller will be entitled pursuant to Section 2.1(a) shall be determined by dividing $94,556,000 by the Volume Weighted Average Price and rounding the result to the nearest whole share. The “Volume Weighted Average Price” means the volume weighted average, for each of the fifteen (15) consecutive Trading Days immediately prior to the third (3rd) Business Day prior to the Closing Date, of the per share volume-weighted average prices as displayed under the heading “Bloomberg VWAP” on Bloomberg page [“KWK<equity>AQR”]. The parties agree that the calculation of Volume Weighted Average Price shall be carried to five (5) decimal places. The Seller agrees not to engage in any buying, selling, trading, or any other transactions related to Purchaser Common Stock or to any derivates, options, swaps, hedges, puts, calls, collars or similar instruments relating to the Purchaser Common Stock prior to the Closing. “Trading Day” means a day on which trading in securities generally occurs on the New York Stock Exchange or, if Purchaser Common Stock is not then listed on the New York Stock Exchange, on the principal other United States, national or regional securities exchange on which Purchaser Common Stock is then listed or, if Purchaser Common Stock is not then listed on a United States, national or regional securities exchange, in the principal other market on which Purchaser Common Stock is then traded.
     Section 2.2 Adjustments to Purchase Price.
     The Purchase Price for the Royalties shall be adjusted as follows with all such amounts being determined in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards:
     (a) Reduced by the aggregate amount of the following proceeds received by Seller between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): proceeds from Royalties during the Adjustment Period (net of any Hydrocarbon production, severance, sales or excise Taxes charged against the royalty owner and not reimbursed to Seller by the purchaser of Hydrocarbon production);
     (b) (i) Subject to the Individual Title Deductible and the Aggregate Title Deductible, reduced by the Title Defect Amount with respect to a Title Defect if the Title Defect Amount has been determined prior to Closing, and (ii) subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing;
     (c) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Royalties that are paid by Seller and incurred at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);
     (d) Increased or reduced as agreed upon in writing by Seller and Purchaser; and
     (e) Increased by the amount of actual transaction costs, in an amount not to exceed $460,653, incurred by Seller in effecting the contemplated transactions in Purchaser Common Stock.
     Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Royalties during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(c) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs attributable to the ownership of the Royalties that are incurred during the Adjustment Period, and as such, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.
     Notwithstanding anything to the contrary in this Section 2.2, any and all such adjustments to the Purchase Price shall be made to the Stock Component of the Purchase Price; provided that if the Stock Component of the Purchase Price is reduced to zero, then any additional reductions shall be made to the Cash Component of the Purchase Price.
     Section 2.3 Deposit.
     Concurrently with the execution of this Agreement, Purchaser has paid to Seller an earnest money deposit in an amount equal to five percent (5%) of the Purchase Price (the “Deposit”). The Deposit shall be in cash not Purchaser Common Stock. The Deposit shall be non-interest bearing and applied against the Cash Component of the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.
ARTICLE 3
TITLE MATTERS
     Section 3.1 Seller’s Title.
     (a) Except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser’s right to adjust the Purchase Price by operation of this Article 3, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Royalties and Purchaser hereby acknowledges and agrees that Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Royalties (i) before Closing, shall be Purchaser’s right to adjust the Purchase Price to the extent provided in this Article 3 and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 3.1(b).
     (b) The conveyance to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B hereto (the “Conveyance”) and contain a special warranty of Defensible Title by, through and under Seller but not otherwise to Units and Wells shown on Exhibit A-1, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise.
     (c) Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported under this Article 3 and/or any Title Defect disclosed in writing to Purchaser by Seller or demonstrated by Seller to have been actually known by Purchaser prior to the Title Claim Date.
     (d) Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, or (ii) after Closing, as a breach of Seller’s special warranty of title contained in the Conveyance to the extent permitted by this Section 3.1, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.
     Section 3.2 Definition of Defensible Title.
     (a) As used in this Agreement, the term “Defensible Title” means that record title of Seller with respect to the Units or Wells shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:
     (i) Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from the Barnett Shale Formation in any Unit or Well shown in Exhibit A-1 throughout the duration of the productive life of such Unit or Well (a “Net Revenue Interest”) of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit or Well; and
     (ii) Is free and clear of liens, encumbrances, obligations, security interests or pledges.
     (b) As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect or other matter that causes Seller not to have Defensible Title in and to the Royalties associated with the Units and Wells shown in Exhibit A-1 as of the Effective Time and the Closing Date. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Unit or Well shown on Exhibit A-1 as of the Effective Time and the Closing Date. Notwithstanding the foregoing, the following shall not be considered Title Defects:
     (i) defects based solely on (1) lack of information in the Seller’s files, or (2) references to a document(s) if such document(s) is not in Seller’s files;
     (ii) defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant property relating to the Royalties;
     (iii) defects based on a gap in Seller’s chain of title in the county records as to fee Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice; and
     (iv) defects that have been cured by applicable Laws of limitations or prescription.
     Section 3.3 Definition of Permitted Encumbrances.
     As used herein, the term “Permitted Encumbrances” means any or all of the following:
     (a) All Leases, unit agreements, pooling agreements and division orders applicable to the Royalties, to the extent that the net cumulative effect of such instruments does not reduce

Seller’s Net Revenue Interest below that shown in Exhibit A-1, and other than any term or provision in any of the foregoing that would have the effect of excluding the Barnett Shale Formation from the properties relating to the Royalties;
     (b) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
     (c) All rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the sale or conveyance of the Royalties if they are not required or customarily obtained prior to the sale or conveyance;
     (d) Excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Leases, or any of them;
     (e) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not individually reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1;
     (f) All rights reserved to or vested in any Governmental Body to control or regulate any of the Royalties in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body; and
     (g) Any encumbrance which is discharged by Seller at or prior to Closing.
     Section 3.4 Notice of Title Defect Adjustments.
     (a) To assert a claim of a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) or before five (5) Business Days prior to the Closing Date (the “Title Claim Date”). Purchaser will endeavor in good faith to provide Title Defect Notices in advance of the Title Claim Date if such are available. Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units or Wells affected by the Title Defect (each, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be deemed to have waived its right to assert Title Defects to the extent that Purchaser does not provide notice to Seller of such Title Defects on or before the Title Claim Date; provided, however, such waiver shall have no effect or limitation on the special warranty of title referenced in Section 3.1(b). For purposes of this Agreement, the term “Allocated Value” shall mean the portion of the Purchase Price that has been allocated to a Unit or Well in Exhibit A-1.
     (b) Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Units or Wells affected, (iii) the Allocated Values of the Units or Wells subject to such Title Benefit and (iv) the amount by which the Seller reasonably believes the Allocated Value of those Units or Wells is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits for which it fails to provide to Purchaser a Title Benefit Notice on or before the Title Claim Date.
     (c) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which Seller has been advised by Purchaser.
     (d) In the event that any Title Defect is not waived by Purchaser or cured on or before Closing:
     (i) Seller shall, subject to the Individual Title Deductible and the Aggregate Title Deductible, reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(g) or 3.4(i) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Royalties that are subject to such Title Defect, the portion of such Royalties subject to such Title Defect and the legal effect of such Title Defect on such Royalties affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination; or
     (ii) if applicable, terminate this Agreement.
     (e) Subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Unit or Well affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Unit or Well caused by such Title Benefits, as determined pursuant to Section 3.4(h).
     (f) Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4.
     (g) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
     (i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
     (ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
     (iii) if the Title Defect represents a discrepancy between (1) the Net Revenue Interest for any Title Defect Property and (2) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;
     (iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and
     (v) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.
     (h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Unit or Well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1. Notwithstanding anything to the contrary, (i) in no event shall there be any increase in the Purchase Price for any Individual Title Benefit if the Title Benefit Amount attributable thereto does not exceed $50,000 (“Individual Benefit Threshold”); and (ii) in no event shall there be any increase in the Purchase Price for any Title Benefits that exceed the Individual Benefit Threshold unless and to the extent that the sum of all Title Benefit Amounts attributable thereto exceed an amount equal to one percent (1%) of the Purchase Price (“Aggregate Benefit Deductible”).
     (i) Seller and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Purchaser are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the properties relating to the Royalties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Tarrant County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the Title Arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Purchaser shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Seller and (ii) Seller shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.
     (j) Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for individual Title Defects that do not exceed $50,000 (“Individual Title Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Title Defects unless the amount of all such Title Defects, in the aggregate, excluding any Title Defects cured by Seller, exceeds a deductible in an amount equal to one percent (1%) of the Purchase Price (“Aggregate Title Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects in excess of such Aggregate Title Deductible.
     Section 3.5 Casualty or Condemnation Loss.
     Purchaser shall assume all risk of loss with respect to, and any change in the condition of the Wells from the Effective Time until Closing for production of Hydrocarbons through normal depletion (including, but not limited to, the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear.
     Section 3.6 Limitations on Applicability.
     The right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Royalties shall be as set forth in, and shall arise under, the Conveyance transferring the Royalties from Seller to Purchaser.
     Section 3.7 Government Approvals Respecting Royalties.
     Purchaser, within thirty (30) days after Closing, shall file for approval with the applicable government agencies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Royalties. Purchaser further agrees promptly after Closing to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction and to use its reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Royalties.
ARTICLE 4
ENVIRONMENTAL MATTERS
     Section 4.1 Assessment.
     From the date of the execution of this Agreement until the Closing Date, Seller shall afford to Purchaser and its officers, employees, agents and authorized representatives reasonable access to the property relating to the Royalties, including the Records in accordance with Section 7.1. During such period, Seller shall also make available to Purchaser, upon reasonable notice and during regular business hours, such personnel of Seller knowledgeable with respect to the property relating to the Royalties in order that Purchaser may make such diligent investigation as Purchaser considers desirable. Upon notice to Seller, Purchaser shall, subject to the provisions of Section 11.4(b)(v), have the right to conduct an environmental assessment of all or any portion of the properties relating to the Royalties (the “Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller, but only to the extent that Seller may grant such right without violating any obligations to any third party. The Assessment shall be conducted at the sole cost and expense of Purchaser and shall be subject to the indemnity provisions of Section 4.3 and Section 11.4(b)(v). Prior to conducting any sampling, boring, drilling or other invasive investigative activity (“Invasive Activity”), Purchaser shall furnish for Seller’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. If any of the proposed activities may unreasonably interfere with normal use or operation of the properties, Seller may request an appropriate modification of the proposed Invasive Activity. Seller shall have the right to be present during any Assessment and shall have the right, at its option and expense, to split samples with Purchaser. After completing any Assessment, Purchaser shall, at its sole cost and expense, restore the properties to their condition prior to the commencement of such Assessment, unless Seller requests otherwise, and shall promptly dispose of all drill cuttings, corings or other investigative-derived wastes generated in the course of the Assessment. Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Assessment or other due diligence activity as strictly confidential in perpetuity, unless disclosure of any facts discovered through such Assessment is required under any Environmental Laws. Purchaser shall provide Seller with a copy of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Assessment or Invasive Activity. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of Purchaser, Purchaser agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies.
     Section 4.2 NORM, Wastes and Other Substances.
     Purchaser acknowledges that the properties related to the Royalties have been used for exploration, development and production of Hydrocarbons and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the properties or associated with the properties related to the Royalties. Equipment and sites may contain asbestos, hazardous substances or NORM. NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms. The wells, materials and equipment may contain NORM and other wastes or hazardous substances. NORM-containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including, without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, hazardous substances and NORM from the properties related to the Royalties.
     Section 4.3 Inspection Indemnity.
     PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS RESULTING DIRECTLY FROM ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR

AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE NEGLIGENCE (OTHER THAN THE GROSS NEGLIGENCE) OR STRICT LIABILITY OF SELLER.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     Section 5.1 Generally.
     (a) Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of Mark Rollins, any other officer of Seller and any employee at a managerial or higher level of Seller. “Actual knowledge” for purposes of this Agreement means information actually personally known by such persons.
     (b) Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
     (c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.8 and 11.9 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 5.2 through 5.25.
     Section 5.2 Existence and Qualification.
     Seller is duly organized, validly existing and in good standing under the laws of the State of Texas.
     Section 5.3 Power.
     Seller has the partnership authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
     Section 5.4 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary partnership action on the part of the Seller. This Agreement has been, and all documents required hereunder to be executed and delivered by Seller at Closing will be, duly executed and delivered by Seller, and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.5 No Conflicts.

     The execution, delivery and performance of this Agreement by Seller and the transactions contemplated herein will not (a) violate any provision of the certificate of limited partnership, partnership agreement or other constituent documents of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Royalties, (c) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (d) violate any Laws applicable to Seller or any of the Royalties, except for (i) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Royalties or are customarily obtained subsequent to the sale or conveyance thereof and (ii) any matters described in clauses (b), (c) or (d) above which would not have a Material Adverse Effect.
     Section 5.6 Liability for Brokers’ Fees.
     Purchaser shall not directly or indirectly have any responsibility, liability or expense as a result of undertakings or agreements of Seller for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
     Section 5.7 Litigation.
     No proceeding, action, suit or other legal proceeding of any kind or nature before any Governmental Body or arbitrator for which Seller has received service of process (including any take-or-pay claims) is pending or, to Seller’s knowledge, threatened, which affects the Royalties; and to Seller’s knowledge, no investigations are currently pending and no suits have been filed that affect the Royalties. No notice in writing from any Governmental Body or other Person has been received by Seller claiming any violation of or noncompliance with any Law which could have a Material Adverse Effect with respect to the Royalties (including any such Law concerning the conservation of natural resources).
     Section 5.8 Taxes and Assessments.
     With respect to all Taxes related to the Royalties, (a) all reports, returns, statements (including estimated reports, returns or statements) and other similar filings (the “Tax Returns”) relating to the Royalties required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; (b) such Tax Returns are true and correct in all material respects; and (c) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith.
     With respect to all Taxes related to the Royalties, except as set forth on Schedule 5.8, (x) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (y) there are no administrative proceedings or lawsuits pending against the Royalties or Seller by any Tax authority; and (z) there are no Tax liens on any of the Royalties except for liens for Taxes not yet due.

     Section 5.9 Contracts.
     Schedule 5.9 sets forth all of the contracts and agreements excluding the Leases, the Cartwright Leases and any unit or pooling agreements involving the Leases or the Cartwright Leases to which any of the Royalties will be subject as of the Closing. Seller is in compliance with all contracts and agreements, except as such non-compliance would not have a Material Adverse Effect.
     Section 5.10 Preference Rights and Transfer Requirements.
     To Seller’s knowledge, none of the Royalties, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement.
     Section 5.11 Condemnation.
     There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Royalties by reason of condemnation or the threat of condemnation.
     Section 5.12 Bankruptcy.
     There are no bankruptcy, reorganization or similar arrangement proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or any Affiliate of Seller.
     Section 5.13 PUHCA/NGA.
     Seller is not a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” an “affiliate” of a “subsidiary” of a “holding company” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. No consent is required in connection with the transactions contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.
     Section 5.14 Investment Company.
     Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.15 No Tax Partnership.
     The Royalties are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code that will be binding upon the Purchaser or the Royalties after the Closing.
     Section 5.16 No Hedging.
     None of the Royalties is subject to or is bound by any futures, hedge, swap, collar, put, call, option or other commodities contract or agreement that will be binding upon the Purchaser or the Royalties after the Closing.

     Section 5.17 Environmental.
     To the knowledge of Seller, except as would not have a Material Adverse Effect: (a) neither Seller nor any prior owner of the Royalties has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at or on any of the lands covered by the Leases or the Cartwright Leases except in compliance with all applicable Environmental Laws; (b) there are no Adverse Environmental Conditions. Seller has provided Purchaser with copies of reports in Seller’s possession reflecting any Adverse Environmental Conditions of any lands covered by the Leases or the Cartwright Leases, any prior Phase I or II Environmental Site Assessments relating to the lands covered by the Leases or the Cartwright Leases and any violations of Environmental Law known to Seller that have not been remedied.
     Section 5.18 Purchase Entirely for Own Account.
     Seller represents that the shares of Purchaser Common Stock included in the Stock Component (the “Shares”) to be acquired by Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, except in compliance with applicable securities Laws.
     Section 5.19 Restricted Securities.
     Seller understands that the Shares have not been, and, subject to Article 12 hereof, will not be at Closing, registered under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Shares are “restricted securities” under applicable U.S. federal and state securities Laws and, accordingly, may not be offered or sold by the Seller except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.
     Section 5.20 Legends.
     Seller understands that until the shares are registered for resale pursuant to Article 12, the Shares may bear one or all of the following legends:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF EXCEPT IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
     Any legend required by the securities Laws of any state to the extent such Laws are applicable to the shares of Purchaser Common Stock represented by the certificate so legended.

     Section 5.21 Accredited Investor.
     Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
     Section 5.22 Disclosure of Information.
     Seller has had an opportunity to discuss the Purchaser’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Purchaser’s management and has had an opportunity to review the Purchaser’s publicly available information on file with the SEC and otherwise satisfy itself that it has all of the information necessary to make an informed investment decision regarding an investment in the Purchaser and the Shares.
     Section 5.23 Residence.
     The office or offices of the Seller’s principal place of business is identified in the address or addresses of the Seller set forth in Section 13.2 hereof.
     Section 5.24 Imbalances.
     There are no Imbalances as of April 1, 2008 arising with respect to the Royalties, and as of April 1, 2008, (a) no Person is entitled to receive any portion of the Royalties or to receive cash or other payments to “balance” any disproportionate allocation of the Royalties under any gas transportation agreement or other agreement, whether similar or dissimilar, and (b) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas in excess of the contract requirements.
     Section 5.25 Payments for Hydrocarbon Production.
     No Seller is obligated under any contract or agreement for the sale of Royalties containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission or any other contract or agreement with respect to the Royalties to gather, deliver, process or transport any gas attributable thereto without then or thereafter receiving full payment therefor.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller the following:
     Section 6.1 Existence and Qualification.
     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties. Purchaser is duly qualified to do business in Texas.
     Section 6.2 Power.
     Purchaser has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
     Section 6.3 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and all documents required hereunder to be executed and delivered by Purchaser at Closing will be, duly executed and delivered by Purchaser, and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 6.4 No Conflicts.
     The execution, delivery and performance of this Agreement by Purchaser and the transactions contemplated herein will not (a) violate any provision of the certificate of incorporation, bylaws or other constituent documents of Purchaser, (b) except as set forth on Schedule 6.4(b), result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling or regulation applicable to Purchaser as a party in interest, (d) violate any Law applicable to Purchaser or any of its properties, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (b) through (e) above which would not have a material adverse effect on Purchaser or the transactions contemplated hereby.

     Section 6.5 Liability for Brokers’ Fees.
     Seller shall not directly or indirectly have any responsibility, liability or expense as a result of undertakings or agreements of Purchaser for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
     Section 6.6 Litigation.
     There are no actions, suits or proceedings pending or, to the actual knowledge of Purchaser’s officers, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.
     Section 6.7 Financing.
     At Closing, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Cash Component of the Closing Payment to Seller at the Closing.
     Section 6.8 [RESERVED]
     Section 6.9 Limitation.
     Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, the Conveyance or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, as to the Royalties or prospects thereof, and (b) Purchaser has not relied upon any oral or written information provided by Seller. Purchaser further represents and acknowledges (x) that it is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers and (y) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Royalties and the terms and provisions of this Agreement.
     Section 6.10 SEC Disclosure.
     Purchaser is acquiring the Royalties for its own account for use in its trade or business and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws.
     Section 6.11 Bankruptcy.
     There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the actual knowledge of Purchaser, threatened against Purchaser.

     Section 6.12 SEC Reports; Financial Statements.
     Purchaser has filed and made available to Seller all forms, reports and other documents required to be filed by Purchaser with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2007. All such required forms, reports and other documents (including those that Purchaser may file after the date hereof and prior to the Closing Date) are referred to herein as the “Purchaser SEC Reports.” The Purchaser SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) did not, or will not at the time they were or are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the last date on which a Purchaser SEC Report was filed, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of Purchaser or in the ability of Purchaser to perform its obligations under this Agreement or that could materially impair or prohibit the consummation of the transactions contemplated by this Agreement.
     Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Purchaser SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Purchaser and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Purchaser and its subsidiaries, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments that were not or are not expected to be material.
     Section 6.13 Purchaser Common Stock.
     As of June 27, 2008, Purchaser had (i) 400,000,000 authorized shares of Purchaser Common Stock, of which 160,946,924 (together with an equivalent number of associated share purchase rights) were issued or outstanding, (ii) issued and outstanding stock options and restricted stock units to acquire 1,439,313 shares of Purchaser Common Stock under all stock option plans and agreements, (iii) issued and outstanding debentures convertible into 9,816,256 shares of Purchaser Common Stock, and (iv) no warrants to purchase any Purchaser Common Stock are outstanding under any agreement. The issuance of the Purchaser Common Stock pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Purchaser Common Stock will have been validly issued, fully paid, non-assessable, and issued without application of preemptive rights, have the rights, preferences, and privileges specified in Purchaser’s Certificate of Incorporation, and will be free and clear of all liens and restrictions, other than any liens or restrictions granted or incurred by the Seller and the restrictions imposed by this Agreement and the Securities Act and state securities and blue sky laws. Except as stated in the first sentence of this Section 6.13, as of June 27, 2008, there were outstanding: (i) no securities of Purchaser convertible into or exchangeable for shares of Purchaser Common Stock, and (ii) no options, warrants, calls, rights (including preemptive rights), commitments, or agreements to which Purchaser is a party or by which it is bound, in any case obligating Purchaser to issue, deliver, sell, purchase, redeem, or acquire, or cause to be issued, delivered, sold, purchased, redeemed, or acquired, any shares of Purchaser Common Stock or obligating Purchaser to grant, extend or enter into any such option, warrant, call, right, commitment, or agreement.
ARTICLE 7
COVENANTS OF THE PARTIES
     Section 7.1 Access.
     Between the date of execution of this Agreement and to the Closing Date, Seller will give Purchaser and its representatives access to the Records in Seller’s possession for the purpose of conducting an investigation of the Royalties, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s normal business hours and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with Seller’s business. All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of Section 11.4(b)(v) and the terms of that certain confidentiality agreement between Chief Oil & Gas LLC and Purchaser dated May 15, 2008 (the “Confidentiality Agreement”).
     Section 7.2 Government Reviews.
     Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, including, without limitation, any such filings, applications or negotiations under the HSR Act, (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations, and (c) request early termination or waiver of any applicable waiting period under the HSR Act. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.
     Section 7.3 Notification of Breaches.
     Until the Closing,
     (a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.
     (b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

     (c) If any of Purchaser’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1(b)), then such breach shall be considered not to have occurred for all purposes of this Agreement.
     Section 7.4 Letters-in-Lieu; Assignments; Operatorship.
     (a) Seller will execute on the Closing Date letters-in-lieu of division and transfer orders relating to the Royalties on forms prepared by Seller and reasonably satisfactory to Purchaser to reflect the transactions contemplated hereby.
     (b) Seller will prepare, and Seller and Purchaser will execute on the Closing Date, all assignments necessary to convey to Purchaser all Royalties in form acceptable to Purchaser and Seller.
     Section 7.5 Public Announcements.
     Neither party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed); provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates; and provided, further, that Purchaser may disclose the existence and contents of this Agreement and the transactions contemplated hereby to the Standard & Poor’s and Moody’s rating agencies (provided that such agencies are obligated to keep such information confidential).
     Section 7.6 Operation of Business.
     Except as consented to in writing by Purchaser, until the Closing, Seller (a) will not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Royalties except for sales and dispositions of Hydrocarbon production made in the ordinary course of business consistent with past practices, (b) will not terminate, materially amend, execute or extend any material agreements affecting the Royalties and (c) will not commit to do any of the foregoing.
     Section 7.7 Tax Matters.
     (a) Subject to the provisions of Section 13.3, Seller shall be responsible for all Taxes related to the Royalties (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Royalties or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time at or prior to the Effective Time, and Purchaser shall be responsible for all such Taxes related to the Royalties attributable to any period of time after the Effective Time. Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Royalties which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax

Returns due on or before December 31, 2008 (including any extensions requested). Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Seller after the Effective Time relating to the Royalties and any supporting documentation provided by Seller to taxing authorities, excluding Tax Returns related to income tax, franchise tax or other similar Taxes.
     (b) Purchaser agrees to cooperate (at no cost or liability to Purchaser) with Seller so that Seller’s transfer of the Royalties to Purchaser shall, at Seller’s election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Internal Revenue Code of 1986 (the “Code”). If Seller so elects, Purchaser shall reasonably cooperate with Seller to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Purchaser agrees that Seller may assign its rights (but not its obligations) under this Agreement to a qualified intermediary as defined in Treasury Regulations Section 1.1031(k) – 1(g)(4)(iii) under United States Treasury Regulations, to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code.
     Section 7.8 Further Assurances.
     After Closing, Seller and Purchaser each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
     Section 7.9 Historical Financial Statements.
     (a) Seller shall prepare the financial statements required by the SEC to be filed by Purchaser or any of its Affiliates with the SEC pursuant to the Securities Act or Exchange Act in connection with reports, registration statements and other filings to be made by Purchaser or any of its Affiliates related to the transactions contemplated by this Agreement (the “Special Financial Statements”). Seller (x) shall cooperate with and permit Purchaser to reasonably participate in the preparation of the Special Financial Statements and (y) shall provide Purchaser and its representatives with reasonable access to the personnel of Seller and its Affiliates who engage in the preparation of the Special Financial Statements and shall give Purchaser and its representatives reasonable access to the Properties, Records, and other financial data relating to the Special Financial Statements..
     (b) Seller shall execute and deliver or cause to be executed and delivered to Seller’s outside auditing firm (“Seller’s Auditor”) such representation letters, in form and substance customary for representation letters provided to external audit firms in such circumstances, as may be reasonably requested by Seller’s Auditor, with respect to the Special Financial Statements.
     (c) Seller shall use best efforts to cause an independent registered public accounting firm reasonably acceptable to Purchaser to issue an unqualified opinion with respect to the Special Financial Statements (the Special Financial Statements and related audit opinion being hereinafter referred to as the “Audited Special Financial Statements”) and to provide its written consent for the use of its audit report with respect to the Special Financial Statements in reports, registration statements or other documents filed by Purchaser or any of its Affiliates under the Exchange Act or the Securities Act, as needed. Seller shall take all reasonable action as may be necessary to facilitate the completion of such audit and delivery of the Audited Special Financial Statements to Purchaser or any of its Affiliates as soon as reasonably practicable, but no later than sixty (60 days following the Closing Date.
     (d) Purchaser shall reimburse Seller for all third party out-of-pocket costs incurred by Seller with respect to Seller’s obligations under this Section 7.9.
ARTICLE 8
CONDITIONS TO CLOSING
     Section 8.1 Conditions of Seller to Closing.
     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date;
     (b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or to recover damages from Seller on account thereof shall be pending or threatened before any Governmental Body or arbitral tribunal;
     (d) Deliveries. Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Purchaser under Section 9.3;
     (e) Title Defects. The sum of all asserted but uncured Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to the Closing, shall be less than ten percent (10%) of the unadjusted Purchase Price;
     (f) Payment. Purchaser shall have paid (or be ready, willing and able to immediately pay) the Cash Component of the Closing Payment and shall have delivered (or be ready, willing and able to immediately deliver) stock certificates representing the Stock Component of the Closing Payment to Seller or its designees as directed by Seller in writing at least five (5) Business Days prior to Closing; and
     (g) HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

     Section 8.2 Conditions of Purchaser to Closing.
     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);
     (b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or to recover damages from Purchaser on account thereof shall be pending before any Governmental Body or arbitral tribunal;
     (d) Deliveries. Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Seller under Section 9.2;
     (e) Title Defects. The sum of all asserted but uncured Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to the Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to Closing, shall be less than ten percent (10%) of the unadjusted Purchase Price;
     (f) HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and
     (g) Historical Financial Statements. Purchaser reasonably believes that the Special Financial Statements that have been provided by Seller can be audited and that the Audited Special Financial Statements will be delivered within the time period contemplated by Section 7.11.
ARTICLE 9
CLOSING
     Section 9.1 Time and Place of Closing.
     (a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Kelly Hart & Hallman LLP located at 201 Main Street, Suite 2500, Fort Worth, Texas 76102, at 10:00 a.m., local time, on August 8, 2008 or, if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 10.
     (b) The date on which the Closing occurs is herein referred to as the “Closing Date.”
     Section 9.2 Obligations of Seller at Closing.
     At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser the following:
     (a) the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;
     (b) letters-in-lieu of transfer orders covering the Royalties, duly executed by Seller;
     (c) certificates duly executed by an authorized officer of Seller or Seller’s general partner, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled; and
     (d) one (1) original executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.
     Section 9.3 Obligations of Purchaser at Closing.
     At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller the following:
     (a) a wire transfer of the Cash Component of the Closing Payment in same-day funds to the accounts of Seller, and in the respective amounts set forth on Schedule 9.3(a);
     (b) the Conveyance, duly executed by Purchaser;
     (c) letters-in-lieu of transfer orders covering the Royalties, duly executed by Purchaser;
     (d) a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled; and
     (e) stock certificates representing shares of Purchaser Common Stock in a value equal to the Stock Component of the Closing Payment allocated in the manner shown on Schedule 9.3(e).
     Section 9.4 Closing Payment & Post-Closing Purchase Price Adjustments.
     (a) Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments provided for in this Agreement and crediting the Deposit and setting forth the calculation of the Volume Weighted Average Price, the Stock Component and the Cash Component. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing in the form of the Cash Component and the Stock Component (the “Closing Payment”).
     (b) As soon as reasonably practicable after the Closing but not later than one hundred and twenty (120) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable, but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. The parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred eighty (180) days after the Closing Date. In the event that the parties cannot reach agreement within such period of time, either party may refer the remaining matters in dispute to PricewaterhouseCoopers, or such other nationally-recognized independent accounting firm as may be accepted by Purchaser and Seller, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Fort Worth, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their cases. Each party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the accounting firm, as applicable, finally determines the disputed matters, (i) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest at the Agreed Interest Rate from the Closing Date to the date both Purchaser and Seller have executed the final settlement statement and shall, consistent with Section 9.4(c), be made in cash, not Purchaser Common Stock.
     (c) All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the accounts of Seller set forth on Schedule 9.3(a) or to such other account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10
TERMINATION
     Section 10.1 Termination.
     Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to Closing:
     (a) by the mutual prior written consent of Seller and Purchaser;
     (b) by either Purchaser or Seller, if Closing has not occurred on or before October 1, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available (i) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (ii) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
     (c) by Seller, if (i) any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification shall not be further qualified); or (ii) Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement required to be fulfilled prior to Closing; and, in the case of each of clauses (i) and (ii), such misrepresentation or breach of warranty, covenant or agreement, if curable, has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date; or
     (d) by Purchaser, if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); or (ii) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement required to be fulfilled prior to Closing; and, in the case of each of clauses (i) and (ii), such misrepresentation or breach of warranty, covenant or agreement, if curable, has not been cured within ten (10) days after written notice thereof from Purchaser to Seller; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date.
     Section 10.2 Effect of Termination.
     If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.3, 5.6, 6.5, 7.5, 11.8, 11.9, 13.5, 13.11 and 13.14 of this Agreement and this Article 10, all of which shall continue in full force and effect), and Seller shall be free immediately to enjoy all rights of ownership of the Royalties and to sell, transfer, encumber or otherwise dispose of the Royalties to any party without any restriction under this Agreement. In the event this Agreement terminates under Section 10.1 because (i) any of the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b) have not been satisfied or (ii) Seller’s refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Section 8.1, then Purchaser shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which Purchaser may be entitled.
     Section 10.3 Distribution of Deposit Upon Termination.
     (a) If Seller terminates this Agreement solely (i) because any of the conditions to Closing set forth in Section 8.1(a) or Section 8.1(b) have not been satisfied or (ii) because of Purchaser’s refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Section 8.2, then Seller may retain, as its sole and exclusive remedy, the Deposit as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Royalties, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.
     (b) If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), then Seller shall promptly deliver the Deposit to Purchaser, free of any claims by Seller or any other Person with respect thereto.
     (c) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.
ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS
     Section 11.1 Receipts.
     Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Royalties (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Royalties which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Royalties (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Royalties to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all Hydrocarbons produced from or attributable to the Royalties (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Royalties to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller, and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.
     Section 11.2 Expenses.
     Any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all

Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against, such Property Costs; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against such Property Costs. Seller is entitled to resolve all audits covering periods for which Seller is in whole or in part responsible, provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Seller shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by Seller and relating to periods for which Purchaser is partially responsible.
     Section 11.3 Assumed Seller Obligations.
     Without limiting Purchaser’s rights to indemnity under this Article 11, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Royalties, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time (all of such obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that Purchaser does not accrue any rights or assume any obligations or liabilities of Seller to the extent that they are (such excluded obligations and liabilities, the “Excluded Seller Obligations”):
     (a) attributable to or arise out of the Excluded Assets;
     (b) the continuing responsibility of the Seller under Sections 11.1 and 11.2 or matters for which Seller is required to indemnify Purchaser under Section 11.4(c);
     (c) related to personal injury or death arising or occurring prior to the Closing Date that are attributable to Seller’s ownership or operation of the Royalties; or
     (d) Retained Employee Liabilities.
     Section 11.4 Indemnities.
     (a) Definitions.
     “Claim” or “Claims” means, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the premises of or attributable to any Person or Persons or any party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership of the Royalties.
     The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:
     THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT (BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT) OF PURCHASER INDEMNITEES, SELLER INDEMNITEES, INVITEES AND/OR THIRD PARTIES; AND/OR
     A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING, WITHOUT LIMITATION, THE PROPERTY ASSOCIATED WITH THE ROYALTIES).
     (b) Purchaser Indemnity Obligation. From and after the Closing, subject only to Section 11.4(c) and the limitations contained in Section 11.7, Purchaser shall be responsible for and indemnify, defend, release and hold harmless Seller Indemnitees from and against all Claims caused by, arising out of or resulting from:
     (i) the Assumed Seller Obligations, REGARDLESS OF FAULT;
     (ii) the ownership of the Royalties after the Effective Time, REGARDLESS OF FAULT;
     (iii) Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;
     (iv) any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(d), REGARDLESS OF FAULT; and
     (v) Purchaser Indemnitees’ access under Section 4.1, Section 7.1 or otherwise, to the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT.
     (c) Seller Indemnity Obligation. From and after the Closing, subject only to the limitations contained in Section 11.7, Seller shall be responsible for and indemnify, defend and hold harmless Purchaser Indemnitees against and from all Claims to the extent caused by, arising out of or resulting from:
     (i) any breach of any representation or warranty of Seller contained in Article 5 of this Agreement or in any certificate furnished by or on behalf of Seller at Closing pursuant to Section 9.2(c);
     (ii) any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement; and
     (iii) any Excluded Seller Obligations.

     (d) Additional Provisions.
     It is the intention of the parties that this Article 11 shall govern the allocation of risks and liabilities between Purchaser and Seller except to the extent that it is expressly stated (whether elsewhere in this Article 11 or in some other Article hereof) that the provisions of such other Article (or part thereof) shall control over the terms of all or part of this Article 11.
     Notwithstanding anything to the contrary contained in this Agreement, this Section 11.4 contains the parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties contained in Articles 5 and 6 and Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate or certificates delivered by each party at Closing pursuant to Sections 9.2(c) or 9.3(d), as applicable.
     Section 11.5 Indemnification Actions.
     All claims for indemnification under Section 11.4 shall be asserted and resolved as follows:
     (a) For purposes of this Article 11, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the party or parties having the right to be indemnified by another party or parties pursuant to the terms of this Agreement.
     (b) To make a claim for indemnification (“Indemnity Claim”) under Section 11.4, and/or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 11, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.5 shall not relieve the Indemnifying Party of its obligations under Section 11.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.
     (c) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
     (d) If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The

Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
     (e) If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
     Section 11.6 Release.
     (a) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER RELEASES, REMISES AND FOREVER DISCHARGES SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST SELLER INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO THE ROYALTIES.
     (b) Purchaser covenants and agrees that it will not attempt to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims, including, without limitation, environmental Claims.
     Section 11.7 Limitation on Actions.
     (a) The representations and warranties of the parties in Articles 5 and 6 terminate six months after Closing, except that Section 5.12 and Section 6.11 shall survive indefinitely. The remainder of the representations, warranties, covenants and agreements provided for in this Agreement shall survive Closing for one year except that covenants and agreements contemplated to be complied with or performed following the Closing shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement on or before its expiration date.
     (b) The indemnities in Sections 11.4(b)(iii), 11.4(b)(iv), 11.4(c)(i) and 11.4(c)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to Claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. Purchaser’s indemnities in

Sections 11.4(b)(i), 11.4(b)(ii) and 11.4(b)(v) and Seller’s indemnity in Section 11.4(c)(iii) shall continue without time limit.
     Section 11.8 Disclaimers.
     (a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, THE CERTIFICATES OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c) OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF THEIR AFFILIATES).
     (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, THE CERTIFICATES OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c) OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ROYALTIES, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ROYALTIES, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ROYALTIES, (IV) ANY ESTIMATES OF THE VALUE OF THE ROYALTIES OR FUTURE REVENUES GENERATED BY THE ROYALTIES, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ROYALTIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE EQUIPMENT ASSOCIATED WITH THE ROYALTIES, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES, AND (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR TO ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.
     (c) EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CERTIFICATES OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT.

     Section 11.9 Waiver of Trade Practices Acts.
     (a) It is the intention of the parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive § 17.555 of the DTPA. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statements prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.
     (b) Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.
     Section 11.10 Recording.
     As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties and provide Seller with copies of all recorded or approved instruments.
ARTICLE 12
REGISTRATION REQUIREMENTS
     Section 12.1 Definitions.
     For purposes of this Article 12:
     (a) “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state Law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Purchaser registering the Shares, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Purchaser (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities Law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities Law in connection with the registration of the Shares.
     (b) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Purchaser with the SEC.

     (c) “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
     Section 12.2 Purchaser Covenants.
     The Purchaser covenants and agrees as follows:
     (a) As promptly as practicable (and in any event within one (1) Business Day) after the Closing, the Purchaser shall register the resales of the Shares by the Seller on an automatically effective Form S-3 shelf registration statement under the Securities Act, the form of which will be provided to the Seller prior to the filing thereof with the SEC for its reasonable comments which will be included in the prospectus contained therein (the “Registration Statement”).
     (b) If after twenty (20) Business Days after the Registration Statement has become effective, the Purchaser furnishes to the Seller a certificate signed by the Purchaser’s chief executive officer stating that in the good faith judgment of the Purchaser’s Board of Directors it would be materially detrimental to the Purchaser and its stockholders for the Registration Statement to be used for resales of the Shares, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Purchaser or (ii) require premature disclosure of material information that the Purchaser has a bona fide business purpose for preserving as confidential, or if at any time the Purchaser shall determine in good faith that the making of offers or sales of the Shares pursuant to the Registration Statement would otherwise be unlawful as a result of an event or circumstance outside of Purchaser’s control, then by notice to the Seller, the Purchaser may suspend the rights of the Seller to make offers or sales of the Shares pursuant to the Registration Statement for a period of not more than ninety (90) days; provided, however, that the Purchaser may not invoke this right more than once. Upon receipt of any suspension notice referred to in the preceding sentence, the Seller shall immediately discontinue making offers or sales of the Shares under the shelf registration statement until the Purchaser shall advise Seller in writing that it is again permissible to do so.
     Section 12.3 Obligations of the Purchaser.
     The Purchaser shall, as expeditiously as reasonably possible:
     (a) use its commercially reasonable efforts to keep the Registration Statement effective for a period of one year after the Closing;
     (b) prepare and file with the SEC such amendments and supplements to the Registration Statement, and the prospectus used in connection with the Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by the Registration Statement;
     (c) furnish to the Seller such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Seller may reasonably request in order to facilitate their disposition of their Shares;
     (d) use its commercially reasonable efforts to register and qualify the securities covered by the Registration Statement under such other securities or blue-sky laws of such states as shall be reasonably requested by the Seller; provided that the Purchaser shall not be required to qualify to do business or to file a general consent to service of process in any such states;
     (e) use its commercially reasonable efforts to cause the Shares to be listed on the New York Stock Exchange;
     (f) notify Seller, promptly after the Purchaser receives notice thereof, of the time when the Registration Statement has been declared effective or a supplement to any prospectus forming a part of the Registration Statement has been filed; and
     (g) after the Registration Statement becomes effective, notify Seller of any request by the SEC that the Purchaser amend or supplement the Registration Statement or prospectus.
     Section 12.4 Furnish Information.
     It shall be a condition precedent to the obligations of the Purchaser to register the Shares hereunder that the Seller shall have furnished to the Purchaser such information regarding the Seller and the Royalties, financial statements or other information within the reasonable control of the Seller as is reasonably required to effect the registration of the Shares, and the Purchaser shall have the right to defer taking action with respect to any filings required to complete such registration, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly.
     Section 12.5 Expense of Registration.
     All expenses incurred by the Purchaser in connection with registrations, filings, or qualifications pursuant to this Article 12, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Purchaser, shall be borne and paid by the Purchaser.
     Section 12.6 Indemnification.
     If any Shares are included in a registration statement under this Article 12:
     (a) To the extent permitted by law, the Purchaser will indemnify and hold harmless Seller, and the partners, members, officers, directors, and stockholders of Seller, against any Damages, and the Purchaser will pay to Seller, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 12.6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, nor shall the Purchaser be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seller or other aforementioned Person expressly for use in the Registration Statement.
     (b) To the extent permitted by Law, Seller will indemnify and hold harmless the Purchaser, and each of its directors, officers, and stockholders, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seller expressly for use in the Registration Statement; and Seller will pay to the Purchaser and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 12.6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Seller, which consent shall not be unreasonably withheld or delayed; and provided further that in no event shall the aggregate amounts payable by Seller by way of indemnity or contribution under Sections 12.6(b) and 12.6(d) exceed the proceeds from the offering received by Seller, except in the case of intentional fraud or willful misconduct by Seller.
     (c) Promptly after receipt by an indemnified party under this Section 12.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification under this Article 12, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 12.6, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties.
     Section 12.7 Rule 144.
     (a) With a view to making available to the Seller the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit Seller to sell securities of the Purchaser to the public without registration or pursuant to a registration on Form S-3, the Purchaser shall:
     (i) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times;
     (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act; and
     (iii) furnish to Seller, so long as the Seller owns any Shares, forthwith upon request (i) to the extent accurate, a written statement by the Purchaser that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; (ii) a copy of the most recent annual or quarterly report of the Purchaser and such other reports and documents so filed by the Purchaser; and (iii) such other information as may be reasonably requested in availing Seller of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3.
     (b) To the extent that the Seller is able to offer and sell the Shares at the times and in the volumes that it desires to offer and sell the Shares pursuant to SEC Rule 144 rather than pursuant to the Registration Statement, the Seller shall make such offers and sales of the Shares pursuant to SEC Rule 144 rather than pursuant to the Registration Statement.
     (c) No later than the seventh Business Day after the one year anniversary of the Closing Date, Purchaser shall use its best efforts to cause its transfer agent to provide to the holders of the Purchaser Common Stock, in exchange for certificates they surrender evidencing such shares that bear the legend set forth in Section 5.20, certificates evidencing like numbers of shares that do not bear such legend.
ARTICLE 13
MISCELLANEOUS
     Section 13.1 Counterparts.
     This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
     Section 13.2 Notice.
     All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Nortex Minerals, L.P.
2300 West Plano Parkway
Plano, TX 75075
Attention: J.Y. Robb III
Telephone: (972) 535-1930
Telecopy: (972) 535-1999

Petrus Investment, L.P.
2300 West Plano Parkway
Plano, TX 75075
Attention: J.Y. Robb III
Telephone: (972) 535-1930
Telecopy: (972) 535-1999

Petrus Development, L.P.
2300 West Plano Parkway
Plano, TX 75075
Attention: J.Y. Robb III
Telephone: (972) 535-1930
Telecopy: (972) 535-1999

Perot Investment Partners, Ltd.
2300 West Plano Parkway
Plano, TX 75075
Attention: J.Y. Robb III
Telephone: (972) 535-1930
Telecopy: (972) 535-1999

With a copy to: (which shall not itself constitute notice)	Don C. Plattsmier Kelly Hart & Hallman LLP 201 Main Street, Suite 2500 Fort Worth, TX 76102
Telephone: (817) 878-3505
Telecopy: (817) 878-9280

If to Purchaser:	Quicksilver Resources Inc.
777 West Rosedale St.
Fort Worth, Texas 76104
Attention: John C. Cirone, Senior Vice President and General Counsel
Telephone: (817) 665-4939
Telecopy: (817) 665-5021

With a copy to: (which shall not itself constitute notice)
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Attention: Deborah A. Gitomer
Telephone: (713) 651-5151
Telecopy: (713) 651-5246
Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.
     Section 13.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees.
     Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Seller will determine, and Purchaser agrees to cooperate with Seller in determining, sales tax, if any, that is due in connection with the sale of Royalties and Purchaser agrees to pay any such tax to Seller at Closing. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.
     Section 13.4 Expenses.
     Except as provided in Section 13.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by

Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
     Section 13.5 Governing Law and Venue.
     THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN TARRANT COUNTY, TEXAS.
     Section 13.6 Captions.
     The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     Section 13.7 Waivers.
     Any failure by any party or parties to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 13.8 Assignment.
     No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party, and any assignment or delegation made without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 13.9 Entire Agreement.
     The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.
     Section 13.10 Amendment.
     (a) This Agreement may be amended or modified only by an agreement in writing executed by all parties.
     (b) No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     Section 13.11 No Third-Party Beneficiaries.
     Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any Claim or Damages, remedy or right of any kind, except as to those rights expressly provided to Seller Indemnitees, Purchaser Indemnitees or the indemnitees of Seller or Purchaser referenced in Section 12.6 (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnitee, Purchaser Indemnitee or any indemnitee of Seller or Purchaser referenced in Section 12.6 must be made and administered by a party to this Agreement).
     Section 13.12 References.
     In this Agreement:
     (a) References to any gender include a reference to all other genders;
     (b) References to the singular include the plural, and vice versa;
     (c) Reference to any Article or Section means an Article or Section of this Agreement;
     (d) Unless expressly provided otherwise, a reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
     (e) Unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and
     (f) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
     Section 13.13 Construction.
     Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Royalties as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Royalties, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.
     Section 13.14 Limitation on Damages.
     Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby, and each of Seller and Purchaser expressly waives for itself and on behalf of its Affiliates any and all

Claims it may have against the other parties for such damages in connection with this Agreement and the transactions contemplated hereby.
     Section 13.15 Conspicuousness.
     The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.
     Section 13.16 Severability.
     If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.
     Section 13.17 Time of Essence.
     Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

PURCHASER:

QUICKSILVER RESOURCES INC.,
a Delaware corporation

By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

SELLER:

NORTEX MINERALS, L.P.,
a Texas limited partnership

By: Nortex GP, LLC, a Texas limited liability
company, its general partner

By:	/s/ J.Y. Robb III

J.Y. Robb III, Manager

PETRUS INVESTMENT, L.P.,
a Texas limited partnership

By: PMC Management, L.P., a Texas limited partnership, its general partner

By: Hillwood Development Company, LLC, a Texas limited liability company, its general partner

By:	/s/ M. Thomas Mason

Name:	M. Thomas Mason

Title:	Executive Vice President

PETRUS DEVELOPMENT, L.P., a Texas limited partnership

By: PMC Management, L.P., a Texas limited partnership, its general partner

By: Hillwood Development Company, LLC, a Texas limited liability company, its general partner

By:	/s/ M. Thomas Mason

Name:	M. Thomas Mason

Title:	Executive Vice President

PEROT INVESTMENT PARTNERS, LTD. a Texas limited partnership

By: Hillwood Holding Corporation, a Texas corporation, its general partner

By:	/s/ M. Thomas Mason

Name:	M. Thomas Mason

Title:	Executive Vice President